FOR IMMEDIATE RELEASE
June 30, 2025

Wiley Appoints Katya Andresen to Board of Directors

Chief Digital & Analytics Officer for The Cigna Group has strong background in technology and AI innovation

HOBOKEN, NJ—Wiley (NYSE: WLY), one of the world’s largest publishers and a trusted leader in research and learning, today announced the appointment of Katya Andresen, chief digital & analytics officer for The Cigna Group, to its Board of Directors.

Andresen’s background spans technology, data, analytics, and AI innovation across Fortune 500 companies and emerging enterprises. She has led significant initiatives at The Cigna Group and Capital One and successfully transformed Cricket Media by launching a profitable data and digital licensing business.

"As we continue to advance our priorities in AI and data services, Katya's deep knowledge in data analytics and digital transformation, combined with her experience in corporate research and development, positions her to make significant contributions to our Board of Directors and Wiley's continued success," said Matthew Kissner, president & CEO of Wiley. "We look forward to benefiting from her expertise in AI deployment, data-driven strategies, and digital innovation."

Andresen currently leads enterprise-wide technology, digital, and advanced analytics strategy at The Cigna Group, a $247 billion Fortune 16 global health services company. In her role there, she created the company's first-ever enterprise-wide AI strategy, built artificial neural networks, and redesigned core digital capabilities.

Previously, Andresen served as senior vice president of Card Customer Experience at Capital One, where she led transformation initiatives for the company's largest lines of business. Before that, as CEO of Cricket Media, she led a successful corporate turnaround, converting a traditional publisher into a digital media platform with 3.5 million active users worldwide.

“Wiley stands at the intersection of knowledge and innovation, and I’m honored to join its Board of Directors,” said Andresen. “As the world rapidly evolves through AI and digital transformation, Wiley’s role in shaping the future of learning and research has never been more vital. I’m excited to help guide that journey.”

Andresen has authored and contributed to multiple books with Wiley on digital transformation and has served as guest lecturer at Georgetown University and adjunct professor at American University. She is a recognized thought leader in digital innovation and a member of LinkedIn’s Top Voices program.

We are excited to welcome Katya to our Board,” said Jesse Wiley, Board Chair. "Her proven track record in content monetization and data analytics directly aligns with Wiley's strategic focus and innovation agenda.”

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